EXHIBIT 10.2


                                SUPPLY AGREEMENT
                                  EDISON SELECT


This Purchase Agreement is between EDISON SELECT, an Edison International Company d/b/a EDISON SECURITY SERVICES ("EDISON"), and INTERACTIVE TECHNOLOGIES, INC., a Minnesota corporation ("ITI").

EDISON AND ITI AGREE AS FOLLOWS:

1. PURCHASE AND SALE. This Agreement governs the purchases from ITI by Edison, and the sale by ITI to Edison, of various electronic security products manufactured and/or distributed by ITI and/or its affiliate, CADDX Controls, Inc. ("CADDX").

2. TERM. The term of this Agreement shall start on the date set forth on the signature page hereof and shall continue in full force and effect for a period of two (2) years following January 1, 1999, unless otherwise terminated in accordance with PARAGRAPH 24 below.

3. SOURCING.

         A) Except as otherwise provided in SUBSECTIONS 3.B. and 3.C. below, Edison shall purchase from ITI all of its requirements for electronic security equipment for its residential security branches located in the States of California and Washington. This sourcing requirement is subject to a reasonable transition period. The parties will use their good faith best efforts to complete the transition no later than January 1, 1999.

         B) Notwithstanding anything contained in SUBSECTION 3.A. to the contrary, the sourcing requirement set forth in SUBSECTION 3.A. does not apply to Edison Commercial (Eric McRae's operation) or Valley Alarm (the Fresno branch and its satellites).

         C) Notwithstanding anything contained in SUBSECTION 3.A. to the contrary, ITI acknowledges and agrees that Edison may purchase electronic security equipment from other vendors under the following circumstances:

                  i) For use in installations where more than 76 zones are required;

                  ii) To service or upgrade equipment already installed in the field by Edison or a third party;

                  iii) Equipment to be installed by Edison under contractual commitments existing as of the date of this Agreement and/or building projects existing as of the date of this Agreement;

                  iv) To meet a specific customer installation or product requirement that cannot be met by product offered by ITI; or

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                  v) If ITI is unable to meet Edison's demand for product.

4. PRICE. All prices are in U.S. dollars and F.O.B. "Destination Point" (as that term is defined in PARAGRAPH 19 below). So long as Edison has not breached any material obligation under this Agreement, Edison shall be entitled to purchase and be invoiced for product from ITI at prices set forth in EXHIBIT A.

5. PRIVATE LABELING. All wall-mount keypads sold by ITI to Edison under this Agreement shall be private labeled with such trademarks or other designations that are owned by Edison, all in accordance with directions received by ITI from Edison. Edison shall provide ITI with a six-month rolling forecast for ITI's use in forecasting private label needs, which forecast shall be nonbinding except as otherwise set forth in PARAGRAPH 6 below.

6. DEMAND FORECAST. Edison shall provide ITI each month with a six-month rolling forecast of anticipated product needs (the "MONTHLY DEMAND FORECAST(S))"), which Monthly Demand Forecast shall be nonbinding except as expressly stated below in this PARAGRAPH 6. Edison agrees that it shall be bound to purchase any unique or proprietary raw materials, components or unfinished goods required to support the most current Monthly Demand Forecast. Notwithstanding anything contained herein to the contrary, Edison's obligations under the second sentence of this PARAGRAPH 6 shall survive expiration or termination of this Agreement (other than termination based upon a material breach of this contract by ITI).

7. ELECTRONIC ORDER ENTRY. ITI will establish a system of electronic order entry for Edison branches to order equipment from ITI. ITI will present a plan outlining order procedures to Edison by December 15, 1998, and ITI will use its best efforts to have the electronic ordering procedures shall be in effect no later than January 1, 1999.

8. DISTRIBUTION. Product will be delivered to Edison from ITI's warehouse located in Anaheim, California (or such alternate warehouse facility as ITI may designate from time in its sole and absolute discretion). Product will be shipped to each Edison branch on a weekly basis. Order cutoff times and delivery days will be established on a branch-by-branch basis. ITI will present Edison with a detailed distribution plan as soon as possible.

9. CONSIGNMENT INVENTORY.

         A) The parties shall settle up by December 31, 1998, with respect to all inventory consigned to Edison under that certain Consignment and Security Agreement between the parties dated July 18, 1997, by returning to ITI any excess control panel inventory and paying ITI for the balance of all inventory consigned under that agreement.

         B) Pursuant to the terms and conditions of a Consignment and Security Agreement of even date with this Agreement, ITI agrees to consign to Edison product equal to fifteen (15) days of demand (as forecasted by Edison) plus 20 percent (20%) as safety stock. Edison shall provide ITI with a seven-day demand forecast as soon as possible. ITI shall


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         provide Edison with a detailed procedure for controlling consignment inventory and the adjustment of consignment inventory as soon as possible.

10. WESTEC PANEL REPAIR FACILITY.

         A) During the term of this Agreement and subject to a reasonable transition period (as discussed in further detail in SUBPARAGRAPH 10.D. below), ITI shall be responsible for the repair of Westec security equipment. Provided that Edison has timely supplied ITI with the assistance and information called out in SUBPARAGRAPH 10.B. below, ITI shall present Edison with a written plan for transition of the Westec repair facility to ITI no later than December 15, 1998. ITI's plan shall include proposed repair pricing and a proposed transition date (consistent with the intent of SUBPARAGRAPH 10.D. below). ITI's obligations to repair Westec products shall cease upon the expiration or termination of this Agreement.

         B) Edison shall fully cooperate with ITI in the transition of the Westec repair facility and provide ITI with such assistance and data as necessary to facilitate such transition, including, but not limited to, full and complete cooperation in connection with the sourcing of repair parts, staffing and training. Without limiting the generality of the foregoing, Edison shall provide ITI (as soon as possible) with the following information: (i) a bill of material for each Westec product;
         (ii) an estimated field population for each Westec product; (iii) an estimated number of units repaired, by product, over the last six months; (iv) the existing repair pricing schedule; (v) a schedule of all test equipment and tools used in connection with the repair operation, including estimated value of such equipment and tools; and
         (vi) an inventory of all supplies, raw materials, components and finished goods, together with an estimated value therefor, used in connection with the Westec repair program.

         C) Edison hereby represents to ITI that (i) the Westec security controls are no longer in production and production of all Westec security peripherals will cease no later than February 28, 1999; and
         (ii) that repair parts for Westec products will be available to ITI and that ITI shall not be responsible to manufacture any component parts (including plastic housings) or subassemblies for Westec products, unless otherwise subsequently agreed to in writing between the parties. In the event that fulfillment of ITI's obligations with respect to the Westec panel repair facility is anticipated to result in any extraordinary costs (E.G., the purchase of new tooling for the making of plastic), the parties will negotiate a mutually acceptable financial arrangement. Notwithstanding anything contained in the previous sentence to the contrary, ITI acknowledges and agrees that the subject repair operations may involve the assembly, from available component parts, of various keypads in small quantities.

         D) ITI will use its good faith best efforts to complete the transition by January 2, 1999. Edison acknowledges and agrees, however, that a successful and timely transition is wholly dependent upon the full, complete and timely cooperation of Edison, including,


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         but not limited to, the fulfillment of Edison's obligations under
         SUBPARAGRAPH 10.B. above.

         E) The written plan to be delivered by ITI in accordance with SUBPARAGRAPH 10.A. above shall include a proposal regarding the transference of related testing equipment, tools, supplies, raw materials, components and finished goods from Edison to ITI.

         F) ITI shall bill Edison directly for all Westec repair activity. Edison shall procure for ITI a list of all Westec franchisees and other entities for whom Edison has an obligation to repair Westec security equipment.

         G) ITI acknowledges that, in the course of performing its repair obligations under this Agreement, ITI may obtain confidential information of the manufacturer of the subject equipment, including the Westec product code and receiving formats. Accordingly, ITI agrees to treat such information as strictly confidential, and shall use the same care to prevent the disclosure of such information as ITI uses with respects to its own confidential and proprietary information (which shall be no less than the care a reasonable person would use under similar circumstances).

11. PRODUCT DEVELOPMENT.

         A) ITI will use its best efforts to develop, at its own cost and expense, a hardwire input module retropack for the Westec panel ("WESTEC RETROPACK"). Edison acknowledges and agrees that ITI shall retain all intellectual property and distribution rights to the Westec Retropack.

         B) The parties acknowledge and expect that the arrangement documented herein will result in a mutually beneficial strategic alliance between the parties. To that end, the parties intend to cooperate in the development of the following features for the various security controls covered by this Agreement: (i) proprietary user interfaces (keypads) (I.E., proprietary look, style, shape and appearance of the plastic and the buttons); (ii) additional programmable macro buttons; (iii) a cancel button; and (iv) a bi-directional, full data port (E.G., RS232). The parties acknowledge and agree that the timing and extent of such product development activities shall conform with sound business practices, including, but not limited to, actual and anticipated quantities of product to be sold under this Agreement, the anticipated duration of the relationship between the parties, and cost and price constraints.

         C) In light of the strategic alliance between the parties discussed in SUBPARAGRAPH 11.B. above, ITI will also work with Edison to customize owners' manuals and marketing communication materials or media that Edison uses in the sales, service or customer support of the ITI products covered by this Agreement. Such customization shall include, but is not limited to, private labeling and rewriting of text to make such documents proprietary or more user-friendly for Edison and its customers.

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         Notwithstanding anything contained in this Agreement to the contrary,
         ITI shall retain final editorial control over all technical disclosures contained in such documents and such document development activities shall conform with sound business practices, including, but not limited to, actual and anticipated quantities of product to be sold under this Agreement, the anticipated duration of the relationship between the parties, and cost and price constraints.

12. TRAINING AND SUPPORT.

         A) ITI will provide Edison, at no cost to Edison, technical and sales training at Edison's facilities as part of Edison's new product roll-out and at such other times and locations as are mutually agreed upon by ITI and Edison.

         B) ITI will provide technical service through ITI's 800 help line from 7:00 a.m. to 8:00 p.m. CST, Monday through Friday.

         C) ITI will provide Edison, at no cost to Edison, all relevant technical documents, including product reference manuals, installation instructions and prompt technical updates. All end-user documentation shall be private labeled for Edison.

         D) ITI customer service representatives will be available from 7:30 a.m. to 6:00 p.m. CST, Monday through Friday.

         E) ITI shall supply Edison, free of charge, with 100 NX-6 demo keypads and 200 demo keychain touchpads.

         F) In consideration of roll-out expenses to be incurred by Edison and the purchase of demonstration equipment by Edison, over and above the demonstration equipment to be supplied by ITI pursuant to SUBPARAGRAPH 12.E. above, ITI shall rebate Edison an amount equal to one-half of one percent (0.5%) the aggregate invoice value (excluding any amounts invoiced for freight, taxes or other third-party charges) of all purchases made by Edison from ITI under this Agreement during calendar year 1999. Such rebates shall be paid by ITI within thirty (30) days of the end of calendar year 1999.

13. RESALE OF PRODUCT. Edison shall purchase product from ITI under this Agreement only for resale to ultimate end-users and/or authorized Edison Dealers operating under the Edison name ("AUTHORIZED DEALERS"). Edison shall not resell product to anyone other than a bona fide end-user and/or Authorized Dealers, and represents to ITI that Edison does not intend to purchase product from ITI with an intention to distribute such product to others for resale (other than Authorized Dealers). Edison acknowledges that Edison is not the exclusive dealer of ITI for any product or geographic area and that ITI reserves to itself the unrestricted right to sell product in any geographic area, including Edison's trade area, directly to any distributor, dealer, individual or entity.


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14. LICENSES AND PERMITS. Edison hereby represents to ITI that Edison has and shall maintain during the term of this Agreement all governmental licenses or permits necessary in connection with Edison's business operations.

15. PURCHASE ORDERS. All orders for product shall be considered accepted only if accepted by ITI in writing or by shipment. All orders will be subject to the terms and conditions of this Agreement.

16. PAYMENT TERMS. All amounts payable under this Agreement shall be in U.S. dollars. Subject to written credit approval, which shall be in ITI's sole and absolute discretion, payment terms will be NET 30 days. Invoices will be considered past due if not paid in full thirty (30) days from the date of receipt by Edison. If, at any time, Edison's account balance with ITI extends beyond the date for payment specified above, ITI may, in its sole discretion, either (i) ship product to Edison on a C.O.D., C.I.A. or other advanced payment basis until the account is paid in full; or (ii) refuse to ship any product to Edison until the account is paid in full.

17. INVOICE SUBMITTAL AND PAYMENT. Every invoice submitted to Edison must show the Purchase Order number, the quantity, the description, the unit price and the extended price charged and the invoice total dollar amount for the product/service. The invoice should be mailed to Edison at the following address:

                           Edison Select / Edison Security Services
                           13191 Crossroads Parkway North
                           City of Industry, CA 91746
                           Attention:  Accounts Payable

Invoices shall be paid within thirty (30) days after receipt by Edison, less any amounts for incorrect or unsubstantiated charges. If rates, prices, pricing format or pricing components are different from that stated in this Agreement, payment may be delayed due to necessary validation the invoice.

18. TAXES, DUTIES AND TARIFFS. All prices are exclusive of any present or future federal, state, local or other governmental taxes, duties or tariffs applicable to the sale, transportation or use of product under this Agreement, all of which taxes, duties or tariffs shall be paid by Edison.

19. SHIPMENT, TITLE AND RISK OF LOSS. All prices for product sold by ITI to Edison are F.O.B. Destination. The "DESTINATION" will be any Edison branch location located in the States of California or Washington as Edison may designate from time to time in its sole and absolute discretion. ITI shall pay all ground transportation fees, costs and charges, including, without limitation, insurance, handling and loading charges; provided, however, that Edison shall reimburse ITI for the cost of air freight in the event Edison requests product to be shipped by air freight. Title to product and risk of loss shall transfer to Edison upon delivery of product to the Destination.


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20. WARRANTY. ITI extends to Edison its standard warranty, as the same may change from time to time. A copy of ITI's current standard warranty is attached hereto as EXHIBIT B. EXCEPT AS EXPRESSLY PROVIDED IN ITI'S STANDARD WARRANTY, ITI MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCT OR PORTION THEREOF, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ITI SHALL UNDER NO CIRCUMSTANCES BE LIABLE TO EDISON OR ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF NATURE WHATSOEVER, EVEN IF ITI SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21. RETURNS. Returns of product to ITI shall be made in accordance with the Distribution Plan to be delivered by ITI to Edison in accordance with PARAGRAPH 8 above.

22. CONFIDENTIALITY; PUBLICITY. Edison agrees not to disclose the terms and conditions of this Agreement, including, but not limited to, the prices set forth on EXHIBIT A, to any third party except, and only to the extent, as required by law. Neither party will publicly announce or disclose the terms and conditions of this Agreement, or advertise or release any publicity regarding this Agreement or the existence of this Agreement, without the prior written consent of the other party.

23. INDEMNIFICATION.

         A) Edison shall indemnify, defend and hold ITI and its legal representatives, agents, employees, divisions, subsidiaries, affiliates and their successors and assigns, harmless from and against any loss, claim, liability, damage or expense (including reasonable legal expenses and costs) that ITI or they may suffer, sustain or become subject to, as a result of any alleged act, omission or obligation of or by Edison or Edison's agents arising out of (i) the sale, installation, maintenance and/or monitoring of product purchased pursuant to this Agreement; (ii) Edison's operation of its business pursuant to this Agreement; or (iii) any alleged breach by Edison of any provision of this Agreement. Edison will reimburse any entity entitled to be indemnified hereunder for all expenses (including reasonable legal expenses and costs) as they are incurred in connection with investigating or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the entity is a party.

         B) ITI shall indemnify, defend and hold Edison and its legal representatives, agents, employees, divisions, subsidiaries, affiliates and their successors and assigns, harmless from and against any loss, claim, liability, damage or expense (including reasonable legal expenses and costs) that Edison or they may suffer, sustain or become subject to, as a result of (i) any actual or alleged infringement of any patent, copyright or other intellectual property right of any third party arising out of or based upon services


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         performed by ITI or product delivered by ITI under this Agreement; (ii)
         any alleged or actual infringement of any patent, copyright or other intellectual property right of any third party that arises out of or is based upon any written materials provided by ITI to Edison pursuant to the terms of this Agreement; and (iii) any claim for injury, damage or other liability by any employee of ITI where such ITI employee has attended a field call with an Edison employee or is on Edison's premises, other than injury, damage or other liability established to have been caused by the sole negligence of Edison. ITI will reimburse any entity entitled to be indemnified hereunder for all expenses (including reasonable legal expenses and costs) as they are incurred in connection with investigating or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the entity is a party.

24. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, either party shall have the right to terminate this Agreement, in the event the other party materially breaches any of the covenants, agreements, representations or warranties set forth herein or fails to perform any obligation of it hereunder, by giving the other party written notice indicating its intent to terminate this Agreement together with a description of the alleged grounds for termination. This Agreement will be deemed terminated in the event the breaching party has not substantially cured the breach identified in such written notice within ten (10) working days following receipt of such notice. Notwithstanding the termination or expiration of this Agreement, each of the parties hereto shall be required to carry out any provision hereof that contemplates performance subsequent to such termination or expiration and such termination or expiration shall not affect any liability or other obligation that shall have accrued prior to termination or expiration.

25. MISCELLANEOUS.

         A) The relationship between Edison and ITI shall be that of independent contractors, and nothing contained herein shall be construed or applied to create between Edison and ITI the relationship of principal and agent, partners, joint ventures or employer and employee.

         B) No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid, binding or of any effect unless made in writing, signed by both Edison and ITI, and specifying with particularity the nature and extent of such waiver, modification or amendment.

         C) All correspondence or other notices shall be in writing and considered delivered if sent by first class mail, postage prepaid, at the address listed below:

         Interactive Technologies, Inc.
         2266 North Second Street
         North St. Paul, Minnesota 55109

         Edison Select / Edison Security Services
         13191 Crossroads Parkway North
         City of Industry, California 91746
         Attention: Craig Knauf


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         D) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         E) Except for actions by ITI to collect amounts owed to ITI by Edison pursuant to the terms and conditions of this Agreement and any purchase orders hereunder, any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall take place at a location mutually agreeable to both parties.

26. EXCLUSIVE TERMS. This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between Edison and ITI and supersedes and cancels any and all other agreements, whether oral or in writing, between Edison and ITI with respect to the matters referred to herein. Any term or condition in any purchase order, confirmation or other document furnished by Edison that is in any way inconsistent with or in addition to the terms and conditions of the Agreement is hereby expressly rejected by both Edison and ITI.

Entered into on December 15, 1998.

EDISON SELECT, an Edison International     INTERACTIVE TECHNOLOGIES, INC.
Company

By: /s/ Michael L. Merlo                   By: /s/ Thomas L. Auth
    --------------------------------           ---------------------------------
    Michael L. Merlo, President                Thomas L. Auth, CEO and President


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